Exhibit 99.1

FOR IMMEDIATE RELEASE

March 27, 2008

INTERLEUKIN GENETICS REPORTS FOURTH QUARTER AND YEAR END 2007 FINANCIAL RESULTS

WALTHAM, MA — MARCH 27, 2008 - Interleukin Genetics, Inc. (AMEX: ILI) today announced results for the fourth quarter and year ended December 31, 2007.

The Company reported revenues of $9.7 million and a net loss of $6.2 million, or $(0.22) per basic and diluted common share, for the year ended December 31, 2007, and revenues of $2.3 million and a net loss of $1.5 million, or $(0.05) per basic and diluted common share, for the quarter ended December 31, 2007.

“I am pleased to be leading this exciting company and working to leverage its compelling science and unique market opportunities to help improve patient care. The Company’s infrastructure, from its accredited CLIA lab to its distribution channel for nutritional supplements, Alan James Group, to its intellectual property, is unique to the industry,” commented Lewis H. Bender, Chief Executive Officer. “While 2007 was a transitional year for Interleukin Genetics, from management’s standpoint, we made several key advances within our pipeline and added outstanding scientific talent to our team.  During the year, the Company conducted market research and initiated new research programs, and we have thus positioned ourselves well to address the increasingly important role of genetic testing in the field of personalized medicine.”

Year End Results

Revenue for the year ended December 31, 2007 was $9.7 million compared to $4.7 million for the year ended December 31, 2006, an increase of $5.0 million or 105%. $4.8 million of the increase was due to the inclusion of the consumer products segment for all of 2007 compared to the 4 and ½ months post acquisition in 2006. Additionally, the Company’s personal health segment increased revenues by $147,000 in 2007 over 2006.

Research and development expenses were $2.9 million for the year ended December 31, 2007 compared to $3.3 million for the year ended December 31, 2006, a decrease of $334,000 or 10%.  Selling, general and administrative expenses were $6.4 million for the year ended December 31, 2007 compared to $4.5 million for the year ended December 31, 2006, an increase of approximately $1.9 million or 41%. Approximately $1.3 million of this increase resulted from the inclusion of the consumer products segment for the full year 2007 and only since its acquisition in August 2006 in the prior year.  Approximately $600,000 of this increase in 2007 resulted from the recording of a potential liability to former employees.

The Company reported a net loss of $6.2 million, or $(0.22) per basic and diluted common share, for the year ended 2007 compared to a net loss of $6.9 million, or $(0.27) per basic and diluted common share in 2006. The decrease was due largely to inclusion of the consumer products segment for the full year 2007, whereas in 2006 that segment was only included since its acquisition on August 17, 2006.

Fourth Quarter Results

Revenue for the three months ended December 31, 2007, was $2.3 million compared to $1.8 million for the same period in 2006. The increase was due largely to increased research revenue in 2007 compared to 2006.

Research and development expenses were $682,000 for the quarter ended December 31, 2007, compared to $1 million for the quarter ended December 31, 2006.  The decrease was due largely to a reduction in personnel.

Selling, general and administrative expenses were $1.5 million for the three months ended December 31, 2007, compared to $1.6 million during the same period in the prior year, a decrease of approximately 6%, due largely to a reduction in personnel.

The Company reported a net loss of $1.5 million, or $(0.05) per basic and diluted common share, for the fourth quarter of 2007 compared to a net loss of $2.6 million, or $(0.10) per basic and diluted common share, for the fourth quarter of 2006.

On December 31, 2007, the Company reported cash and cash equivalents of $7.6 million compared to $10.1 million of cash and cash equivalents on December 31, 2006. In addition, the Company has access to $14.3 million under credit facilities with Alticor through August 2008.

“In 2008, we initiated an extensive effort to improve the reporting and communication of test results. Going forward, we expect to continue to initiate studies, validate existing results and provide clear, actionable information to customers in their personalized reports,” continued Mr. Bender. “The use of genetic testing to determine the risk of the onset of diseases such as heart disease, osteoarthritis, obesity or gastric cancer and test results regarding an individual’s genetic factors affecting nutrition, skin appearance or weight, will aid patients and their physicians in making decisions about the patient’s healthcare. Looking ahead to the rest of the year, we are poised to demonstrate the value of our intellectual property, testing services, distribution networks and nutritional products.”

2007 and Recent Highlights

•                  New and Expanded Research Collaborations with Alticor: In February 2008, Interleukin Genetics and Alticor (a majority shareholder) announced a new research agreement with Access Business Group International LLC (ABG), a subsidiary of Alticor Inc., for Interleukin Genetics to conduct studies in the areas of osteoporosis, cardiovascular disease, nutrigenomics and dermagenomics. ABG is expected to pay Interleukin Genetics $1.2 million during 2008 to fund the research. In March 2007, the companies announced an expanded agreement for the development of genetic tests to guide consumers’ selection of appropriate skin care products and to further the development of tests for weight management, risk of osteoporosis and others.

•                  Gensona® Heart Health Results at ACC: In March 2007, Interleukin Genetics and collaborators at the University of California San Diego reported at the American College of Cardiology (ACC) annual meeting that associations between coronary artery disease (CAD) and both oxidized phospholipids (OxPL) and Lp(a) levels appear to be dependent on pro-inflammatory variants of the interleukin-1 (IL-1) genes. The results were statistically significant and showed that patients with identified genetic variations as measured by Interleukin Genetics’ Gensona® Heart Health genetic test had a significantly increased risk of CAD or acute myocardial infarction.

•                  New Program for Obesity Genetic Test: Interleukin Genetics initiated a program in July 2007 to use its perilipin genetic technology, in-licensed from Tufts University, to develop a genetic test to guide medically-supervised weight loss in obese individuals.

•                  Expansion of Genetic Testing into Japan and China: Interleukin Genetics announced in July 2007 the completion of patient enrollment in clinical studies in Japan and China as part of its preparation for the planned launch of genetic tests in Asian markets in 2009. The Chinese study includes 1,300 subjects who have cardiovascular disease or are healthy controls. The Japanese study enrolled 400 subjects ahead of schedule and is focused on genetic variations, bone loss and osteoporosis in post-menopausal women in Japan.

•                  Initiation of Osteoarthritis Study: In August 2007, Interleukin Genetics initiated a study on the genetics of osteoarthritis in collaboration with New York University Medical Center. The study is investigating whether over-expression of certain disease-related chemicals by some osteoarthritis patients is due to genetic differences and whether the genetic differences increase the likelihood of developing disease in multiple joints.

•                  Publication in Nutrition on Inflammation Reduction from Botanical Supplement: In September 2007, Interleukin Genetics reported results published in the Journal Nutrition of a study finding that patients who tested positive for at-risk IL-1 gene variations were more likely to show a decrease in inflammation after botanical treatment than those who tested negative for the IL-1 gene variations.

Conference Call and Webcast Information

Interleukin Genetics will host a live conference call and webcast today at 4:30 p.m. EDT. To access the live call, dial 877-440-5803 (domestic) or 719-325-4900 (international). The live webcast will be available in the Investors section of the Company’s website, www.ilgenetics.com.

Replay access of the teleconference will be available for two weeks following the call by dialing 719-457-0820 (domestic) or 888-203-1112 (international). The passcode for the replay is 3385694. The webcast will be archived following the call at www.ilgenetics.com.

About Interleukin

Interleukin Genetics, Inc. (AMEX: ILI) is a genetics-focused personalized health company that develops preventive consumer products and genetic tests for sale to the emerging personalized health market.  Focused on the future of health and medicine, Interleukin uses its leading genetics research and scientific capabilities to develop and test innovative preventive and therapeutic products.  Interleukin currently offers an array of Nutraceuticals and OTCeuticals®, including Ginkoba®, Ginsana® and Venastat® which are sold at the nation’s largest food, drug and mass retailers, and has commercialized genetic tests for periodontal disease risk assessment, cardiovascular risk assessment, and general nutrition assessment. Interleukin is headquartered in Waltham, MA. For more information about Interleukin and its ongoing programs, please visit www.ilgenetics.com.

Certain statements contained herein are “forward-looking” statements including statements regarding the ability to develop diagnostic, personalized nutritional and therapeutic products to prevent or treat diseases of inflammation and other genetic variations, the ability to screen nutritional compounds for their effects on inflammatory responses and other genetic variations, given specific genetic patterns, the ability to make progress in advancing our core technologies, the ability to identify suitable commercial partners and enter into favorable agreements with them, and our expectations regarding future revenues from the Company’s nutritional supplement products. Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, the risk of market acceptance of products, the risk of technology and product obsolescence, delays in product development, the performance of commercial partners, the availability of adequate capital, the actions of competitors and other competitive risks, the ability to integrate acquired businesses, the ability to maintain relationships with customers, and those risks and uncertainties described in the Company’s annual reports on Form 10-K, quarterly reports on Form 10-Q and other filings made with the Securities and Exchange Commission. The Company disclaims any obligation or intention to update these forward-looking statements.

For Interleukin Genetics:

Investors: Melanie Friedman (212) 362-1200, Stern Investor Relations

Media: Catherine Cloft (978) 745-4200 x107, LaVoie Group

INTERLEUKIN GENETICS, INC. AND SUBSIDIARIES

FINANCIAL HIGHLIGHTS

	December 31,	December 31,
Balance Sheet Data:	2007	2006
Cash and cash equivalents	$7,646,468	$10,082,919
Total current assets	10,012,508	12,991,113
Total assets	$16,385,949	$22,630,285

Total current liabilities	$6,162,535	$7,388,353
Total liabilities	6,193,535	8,844,354

Total shareholders’ equity	10,192,414	13,785,931

Total liabilities and shareholders’ equity	$16,385,949	$22,630,285

	Three Months Ended December 31,		Twelve Months Ended December 31,
Statement of Operations Data:	2007	2006	2007	2006

Revenue:
Genetic testing service revenue	$130,328	$443,642	$779,238	$2,660,535
Net consumer products sales	1,699,654	1,393,532	6,873,209	2,050,264
Contract research revenue	469,825	—	2,028,031	—
Other	11,656	—	20,016	20,227

Total revenue	2,311,463	1,837,174	9,700,493	4,731,026

Operating costs and expenses:
Cost of genetic testing services	254,679	275,061	975,769	1,212,831
Cost of consumer products sold	841,605	972,658	3,723,677	1,629,766
Research and development	681,909	1,008,065	2,928,249	3,262,349
Selling, general and administrative	1,546,941	1,638,184	6,367,973	4,506,799
Amortization of intangibles	415,170	490,227	1,651,244	646,065

Total operating costs and expenses	3,740,304	4,384,195	15,646,912	11,257,810

Loss from operations	(1,428,841)	(2,547,021)	(5,946,419)	(6,526,784)

Total other income and expense, net	(68,186)	(46,426)	(256,866)	(412,972)

Net loss before income taxes	(1,497,027)	(2,593,447)	(6,203,285)	(6,939,756)

Provision for income taxes	(3,500)	(7,000)	(15,500)	(7,000)

Net loss	$(1,500,527)	$(2,600,447)	$(6,218,785)	$(6,946,756)

Net loss per basic and diluted common share	$(0.05)	$(0.10)	$(0.22)	$(0.27)

Weighted average common shares outstanding	28,159,412	25,702,739	27,723,754	25,340,107